Exhibit 4.17

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 12, 2007, by and among (i) WORLD LONGEVITY TECHNOLOGY AND SCIENCE FOUNDATION LIMITED, a company incorporated under the laws of the British Virgin Islands (“World Longevity”), (ii) SHUANGJIAN CHEN, a United States citizen (“Chen”), (iii) YUFENG LIANG, a citizen of the People’s Republic of China (“Liang”) (iv) LONGTOP INTERNATIONAL HOLDINGS LIMITED, a company incorporated under the laws of the British Virgin Islands (the “Company”), (v) LONGTOP FINANCIAL TECHNOLOGIES LIMITED, a company incorporated under the laws of the British Virgin Islands (“LTBVI”), and (vi) LONGTOP FINANCIAL TECHNOLOGIES LTD, a Cayman Islands company (“LTCayman”).

The parties hereto hereby agree as follows:

1. Upon the execution hereof, the Company irrevocably grants to World Longevity the right to purchase, from the Company, 40,000 ordinary shares of LTCayman held or to be held by the Company at no cost, and World Longevity hereby notifies the Company that it exercises its right to purchase the 40,000 ordinary shares, with such purchase to close effective on October 1, 2007, and the Company accepts such exercise notice. The Company furthermore agrees to purchase from World Longevity on October 1, 2007 the 40,000 ordinary shares acquired by it pursuant to the foregoing exercise, at a price of US$17.50 per ordinary share (for an aggregate purchase price of US$700,000 payable to it). Such purchase price shall be payable as follows: the Company will pay US$350,000 of such purchase price on or before October 31, 2007 and the remaining US$350,000 will be paid on or before November 30, 2007.

2. Each of Chen and Liang acknowledges and agrees that Chen, Liang and World Longevity alone, and not the Company, LTBVI or any of their respective affiliates, shall be responsible for any transfer duties or other taxes of any kind resulting from or relating to the transactions described in Section 1 hereof, and each of Chen, Liang and World Longevity covenants and agrees to pay any such duties or taxes if and as due.

3. The Company, LTBVI and LTCayman represent that the Company has or at the time its obligation to make payment hereunder fall due it will have sufficient available funds so that the payments to World Longevity required hereunder will not render the Company insolvent or otherwise unable to meet its obligations in the ordinary course of its business as they fall due, and that LTBVI and/or LTCayman will take whatever action necessary, including making additional loans or investments of capital to or in the Company so that the Company’s obligations to World Longevity hereunder will be timely and fully satisfied. In the event of a breach by the Company of its payment obligations to World Longevity under Section 1 hereof, World Longevity may pursue any and all rights and remedies on account of such breach to the extent available to them under applicable laws. LTCayman and LTBVI hereby fully and unconditionally guarantee to World Longevity the full and punctual payment, as and when due, of any and all of the Company’s payment obligations as described in Section 1 hereof, including any cost of collection in the event of a default thereof, without need for demand therefor.

4. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof. This Agreement supersedes any and all prior agreements or communications, oral or written, with respect to the matters contemplated hereby. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The English language text of this Agreement shall prevail over any translation thereof.

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IN WITNESS whereof, the parties hereto have duly executed this Agreement the day and year first above written.

WORLD LONGEVITY TECHNOLOGY AND SCIENCE FOUNDATION LIMITED

By:	/s/ Shuangjian Chen
Name:	Shuangjian Chen
Title:	Chairman

LONGTOP INTERNATIONAL HOLDINGS LIMITED

By	/s/ Weizhou Lian
Name:	Weizhou Lian
Title:	Chairman

LONGTOP FINANCIAL TECHNOLOGIES LTD

By	/s/ Weizhou Lian
Name:	Weizhou Lian
Title:	Chief Executive Officer

/s/ Shuangjian Chen
SHUANGJIAN CHEN

/s/ Yufeng Liang
YUFENG LIANG

LONGTOP FINANCIAL TECHNOLOGIES LIMITED

By	/s/ Weizhou Lian
Name:	Weizhou Lian
Title:	Chief Executive Officer

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